Exhibit 99.1

CITI TRENDS ANNOUNCES RECORD FIRST QUARTER RESULTS

First quarter 2010 net income of $12.4 million compared with $7.9 million last year

First quarter sales increased 26.8%; comparable store sales increased 9.6%

SAVANNAH, GA (May 19, 2010) — Citi Trends, Inc. (NASDAQ: CTRN) today reported first quarter sales and earnings that, in addition to being first quarter records, were records for any quarter in the Company’s history.

Financial Highlights — First quarter ended May 1, 2010

Total sales in the first quarter ended May 1, 2010 increased 26.8% to $181.4 million compared with $143.1 million in the first quarter ended May 2, 2009.  Comparable store sales increased 9.6% in the first quarter of 2010 after a 7.4% increase in last year’s first quarter.  Net income was $12.4 million compared with $7.9 million in last year’s first quarter.  Earnings per diluted share increased 59.3% to $0.86 in the first quarter of 2010 compared with $0.54 in the first quarter of 2009.

The Company opened 19 stores, relocated or expanded 5 others, and closed 2 stores in the first quarter of 2010, reaching a total store count of 420 at the end of the quarter.

Fiscal 2010 Outlook

The Company is raising its 2010 earnings estimate to a range of approximately $1.75 to $1.80 per diluted share which includes an anticipated 2010 comparable store sales increase of approximately 4% to 5%.  For the year, the Company expects to increase selling square footage by at least 15%.  The effective tax rate for 2010 is estimated to approximate 35%.

The Company reminds investors of the complexity of accurately assessing future results given the difficulty in predicting fashion trends, consumer preferences and general economic conditions and the impact of other business variables.  See “Forward-Looking Statements” below for more information regarding these uncertainties.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2900.  A replay of the conference call will be available until May 26, 2010, by dialing (402) 977-9140 and entering the passcode, 21463731.  The live broadcast of Citi Trends’ quarterly conference call will be available online at the Company’s website, www.cititrends.com, as well as http://ir.cititrends.com/events.cfm, beginning today at 9:00 a.m. ET.  The online replay will follow shortly after the call and continue through May 26, 2010.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company currently operates 420 stores located in 24 states in the Southeast, Mid-Atlantic and Midwest regions and the states of Texas and California.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarterly financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	David Alexander
	Chief Financial Officer	President and Chief Executive Officer

(912) 443-2075

(912) 443-3924

CITI TRENDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 1, 2010	May 2, 2009
	(unaudited)	(unaudited)
Net sales	$181,406	$143,097
Cost of sales	109,016	85,909
Gross profit	72,390	57,188
Selling, general and administrative expenses	48,450	40,133
Depreciation and amortization	4,750	4,373
Income from operations	19,190	12,682
Interest income	55	139
Interest expense	(4)	(41)
Unrealized loss on investment securities	—	(728)
Income before income tax expense	19,241	12,052
Income tax expense	6,792	4,123
Net income	$12,449	$7,929

Basic net income per common share	$0.86	$0.54
Diluted net income per common share	$0.86	$0.54

Net income attributable to common stockholders (1)	$12,449	$7,780

Weighted average shares used to compute basic net income per share	14,458	14,318
Weighted average shares used to compute diluted net income per share	14,489	14,339

(1) Net of income allocated to nonvested restricted stockholders

CITI TRENDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	May 1, 2010	May 2, 2009
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$83,390	$44,672
Short-term investment securities	30,025	—
Inventory	95,685	84,613
Prepaid and other current assets	14,131	12,227
Property and equipment, net	64,300	58,413
Long-term investment securities	—	43,097
Other noncurrent assets	4,060	4,768
Total assets	$291,591	$247,790

Liabilities and Stockholders’ Equity:
Accounts payable	$61,289	$47,899
Accrued liabilities	19,079	17,339
Other current liabilities	5,886	6,568
Noncurrent liabilities	10,024	9,049
Total liabilities	96,278	80,855

Total stockholders’ equity	195,313	166,935
Total liabilities and stockholders’ equity	$291,591	$247,790